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                                                                     EXHIBIT 5.1
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                [Letterhead of Wilson Sonsini Goodrich & Rosati]

                                 March 17, 1999

USWeb Corporation
2880 Lakeside Drive, Suite 300
Santa Clara, CA  95054

     RE:  REGISTRATION STATEMENT ON FORM S-8


Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 17, 1999, in connection with the registration under the Securities Act of 1933, as amended, of 2,025,000 shares of Common Stock (the "Shares") to be issued pursuant to warrant agreements issued or to be issued under the Cloudbreak Consulting Agreement (collectively, the "Agreements").

     As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Agreements, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                             Sincerely,

                             WILSON SONSINI GOODRICH & ROSATI
                             Professional Corporation


                             /s/  WILSON SONSINI GOODRICH & ROSATI, P.C.